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                                                                     Exhibit 4.1

                            STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT, dated this 21st day of December 2001, is entered into by and among GenVec, Inc., a Delaware corporation (the "Corporation"), and the persons listed on Schedule 1 attached hereto (the "Investors").

                  The Corporation and the Investors wish to provide for the issuance of shares of Common Stock (as hereinafter defined), as more specifically set forth hereinafter.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1. AUTHORIZATION OF ISSUANCE AND SALE OF COMMON STOCK; CLOSING.

         Subject to the terms and conditions hereof, the Corporation has authorized the issuance on the Closing Date (as defined in Section 3 hereof) of an aggregate of 3,582,000 shares (the "Shares") of its common stock, par value $.001 per share (the "Common Stock").

         SECTION 2. SALE AND DELIVERY OF SHARES.

                  2.1 AGREEMENT TO SELL AND PURCHASE THE SHARES. Subject to the terms and conditions hereof, the Corporation is selling to each Investor and each Investor is severally (but not jointly and severally) purchasing from the Corporation subject to the satisfaction of the conditions precedent set forth in Sections 4.1, 4.2, 6.1 and 6.2 hereof and subject to the terms and other conditions hereinafter set forth, at the Closing, the number of Shares set forth opposite the name of such Investor on Schedule 1 hereto for a purchase price of $3.60 per share (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), representing an aggregate purchase price of $12,895,200.00 for the Shares purchased by all Investors;

                  2.2 DELIVERY OF SHARES. At the Closing, the Corporation shall deliver to each Investor a certificate or certificates, registered in the name of such Investor, representing that number of Shares being purchased by such Investor at the Closing. Delivery of certificates representing the Shares shall be made against receipt by the Corporation of a wire transfer of immediately available funds to an account designated by the Corporation in the full amount of the purchase price for the Shares being purchased by such Investor at the Closing.

         SECTION 3. THE CLOSING. (a) The closing (the "Closing") hereunder with respect to the transactions contemplated by Section 2 hereof is taking place by facsimile transmission of executed copies of the documents contemplated hereby (the date hereof sometimes being referred to herein as the "Closing Date") and confirmed by overnight delivery of originally executed copies of such documents.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION TO THE INVESTORS.

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         The Corporation hereby represents and warrants to the Investors as follows:

                  4.1 ORGANIZATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its property and to carry on its business as presently conducted and as proposed to be conducted as described in the Corporation Reports (as hereinafter defined). The Corporation is duly qualified to do business as a foreign corporation in the states set forth on Schedule 4.1. The Corporation does not own or lease property or engage in any activity in any other jurisdiction which would require its qualification in such jurisdiction and in which the failure to be so qualified would have a material adverse effect on the business, financial condition or results of operations or prospects of the Corporation (a "Material Adverse Effect"), individually or in the aggregate.

                  4.2 CAPITALIZATION. The authorized and outstanding capital stock of the Corporation immediately preceding the Closing shall consist of:

                           (a) 60,000,000 shares of Common Stock, of which:

                                    (i) 18,090,857 shall be validly issued and
outstanding, fully paid and nonassessable; and

                                    (ii) 582,317 shares shall have been duly
reserved for issuance upon conversion or exercise of Common Stock Warrants (the "Warrant Shares"); and

                                    (iii) 350,000 shares shall have been duly
reserved for issuance of Common Stock under the Corporation's Employee Stock Purchase Plan of which 12,664 shares have been issued and are included in the total shares outstanding in 4.2(a)(i) and 337,336 shares remain outstanding and issuable under the Employee Stock Purchase Plan; and

                                    (iv) 5,000,000 shares shall have been duly
reserved for issuance in connection with the options available under the Corporation's Director Option Plan and the Corporation's Incentive Stock Purchase Plan (the "Option Shares"), of which options to purchase 817,566 shares have been exercised and are included in the total shares outstanding in 4.2(a)(i) and 3,741,423 shares are subject to outstanding, unexercised options.

                           (b) 5,000,000 shares of Preferred Stock, 600,000 of
which shall have been designated as Series A Junior Participating Preferred Stock and none of which shall be issued or outstanding.

                  Except pursuant to the terms of this Agreement, the Investor Rights Agreement dated the date hereof in the form attached hereto as Exhibit A (the "Investor Rights Agreement"), and as set forth in Schedule 4.2 attached hereto, there are, and immediately following the Closing, there will be: (1) no outstanding warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which the Corporation is or may become obligated to issue, sell, repurchase or redeem any shares of capital stock or other

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securities of the Corporation (other than the Warrant Shares and Option Shares);
(2) no preemptive, contractual or similar rights to purchase or otherwise acquire shares of capital stock of the Corporation pursuant to any provision of law, the Certificate of Incorporation of the Corporation (the "Certificate"), the By-laws of the Corporation (the "By-laws") or any agreement to which the Corporation is a party or may otherwise be bound; (3) no restrictions on the transfer of capital stock of the Corporation imposed by the Restated Certificate or By-laws of the Corporation, any agreement to which the Corporation is a party, any order of any court or any governmental agency to which the Corporation is subject, or any statute other than those imposed by relevant state and federal securities laws; (4) no cumulative voting rights for any of the Corporation's capital stock; (5) no registration rights under the Securities Act of 1933, as amended, (the "Securities Act") with respect to shares of the Corporation's capital stock; (6) to the Corporation's knowledge, no options or other rights to purchase shares of capital stock from stockholders of the Corporation granted by such stockholders; and (7) no agreements, written or oral, between the Corporation and any holder of its securities, or, to the Corporation's knowledge, among holders of its securities, relating to the acquisition, disposition or voting of the securities of the Corporation.

                  4.3 AUTHORIZATION OF THIS AGREEMENT AND THE INVESTOR RIGHTS AGREEMENT. The execution, delivery and performance by the Corporation of this Agreement and the Investor Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Corporation and/or its stockholders, as necessary. Each of this Agreement and the Investor Rights Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The execution, delivery and performance of this Agreement and the Investor Rights Agreement and the compliance with the provisions hereof and thereof by the Corporation, will not, except as set forth in Schedule 4.3(b) hereto, and except to the extent that any such violation, conflict or breach would not be reasonably likely to have a Material Adverse Effect individually or in the aggregate:

                           (a) violate any provision of law, statute, ordinance,
rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body to or by which the Corporation is bound;

                           (b) conflict with or result in any breach of any of
the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any agreement, document, instrument, contract, understanding, arrangement, note, indenture, mortgage or lease to which the Corporation is a party or under which the Corporation or any of its assets is bound or affected, (ii) the Certificate, or (iii) the By-laws; or

                          (c) result in the creation of any lien, security
interest, charge or encumbrance upon any of the properties or assets of the Corporation.

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                  4.4 AUTHORIZATION OF SHARES. The issuance, sale and delivery of the Shares has been duly authorized by all requisite action of the Corporation, and, when issued, sold and delivered in accordance with this Agreement, the Shares will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and, not subject to preemptive or any other similar rights of the stockholders of the Corporation or others.

                  4.5 CONSENTS AND APPROVALS. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body (other than filings required to be made under applicable federal and state securities laws) or any other person, entity or association is required for: (a) the valid authorization, execution, delivery and performance by the Corporation of this Agreement and the Investor Rights Agreement; or (b) the valid authorization, issuance, sale and delivery of the Shares. The Corporation has obtained all other consents that are necessary to permit the consummation of the transactions contemplated hereby and thereby.

                  4.6 BUSINESS OF CORPORATION.

                           (a) The description of the business of the
Corporation (the "Business") contained in the Corporation Filings is accurate in all material respects.

                           (b) Except as set forth in Schedule 4.6(b) attached
hereto:

                                    (i) the Corporation has not entered into and
is not a party to and is not otherwise bound or affected by any written or oral contract, agreement, understanding, arrangement, lease, guaranty or other obligation or series of related obligations or transactions required to be filed as an exhibit to the Corporation Filings that has not been so filed;

                                    (ii) the Corporation is not a party to, or,
directly or indirectly, bound by, any indenture, mortgage, deed of trust or other agreement or instrument relating to the borrowing of money, the guarantee of indebtedness or the granting of any security interest, negative pledge or other encumbrance on the assets of the Corporation required to be filed as an exhibit to the Corporation Filings that has not been so filed; and

                                    (iii) the Corporation has not incurred and
is not subject to any liabilities or obligations, fixed or contingent, matured or unmatured or otherwise, that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect, that has not been accrued in the Corporation's Financial Statements or disclosed in the Corporation Filings to the extent required thereby, except for liabilities or obligations assumed in the ordinary course of the Business or by contract.

                           (c) The financial statements included in the
Corporation Filings, including any notes thereto, reflect all liabilities of the Corporation required in accordance with United States generally accepted accounting principles ("GAAP") as of the date of such financial statements. Since the date of the September 30, 2001 Balance Sheet (as such term is hereinafter defined), the Corporation has not incurred any obligation (or series of related obligations) or

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liability, contingent or otherwise, in excess of Two Hundred Thousand Dollars
($200,000) except as incurred in the ordinary course of the Business or set forth in Schedule 4.6(c) attached hereto.

                           (d) Except as disclosed in the Corporation Reports:
(i) there are no actions, suits, arbitrations, claims, investigations or legal or administrative proceedings pending or, to the Corporation's knowledge, threatened, against the Corporation, whether at law or in equity which, if determined adversely to the Corporation, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) there are no judgments, decrees, injunctions or orders of any court, government department, commission, agency, instrumentality or arbitrator entered or existing against the Corporation or any of its assets or properties for any of the forgoing or otherwise which, taken separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iii) the Corporation has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

                           (e) Except where such non-compliance would not be
reasonably likely to have a Material Adverse Effect individually or in the aggregate (i) the Corporation is in material compliance with all obligations, agreements and conditions contained in any evidence of indebtedness or any loan agreement or other contract or agreement (whether or not relating to indebtedness) to which the Corporation is a party or is subject (collectively, the "Obligations"), the lack of compliance with which could afford to any person the right to accelerate any indebtedness or terminate any right of or agreement with the Corporation, and (ii) to the Corporation's knowledge, all other parties to such Obligations are in material compliance with the terms and conditions of such Obligations.

                           (f) Except as set forth in the Corporation Reports,
and pursuant to this Agreement and the Investor Rights Agreement, there are no agreements, understandings or proposed transactions between the Corporation and any of its officers, directors or other "affiliates" (as defined in Rule 404 promulgated under the Securities Act) and there are no transactions between any of such persons and the Corporation in each case of a type required to be disclosed under Rule 404 promulgated under the Securities Act that have not been so disclosed.

                           (g) Each current employee of or consultant to the
Corporation who has or is proposed to have access to confidential and/or proprietary information of the Corporation is a signatory to, and is bound by, an agreement with the Corporation relating to non-use, nondisclosure, proprietary information and assignment of patent, copyright and other intellectual property rights.

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                           (h) To the Corporation's knowledge, no employee of or
consultant to the Corporation is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement including, but not limited to, those matters relating (i) to the relationship of any such employee with the Corporation or to any other party as a result of the nature of the Corporation's business as currently conducted, or (ii) to unfair competition, trade secrets or proprietary information.

                           (i) The Corporation does not have any collective
bargaining agreements covering any of its employees or any employee benefit plans, except as disclosed in the Corporation Reports as a result of which there would be a Material Adverse Effect individually or in the aggregate.

                           (j) The Corporation is not in violation of or default
under any provision of its By-laws or Certificate, or any contract, instrument, judgment, order, writ or decree to which it is a party or by which it or any of its properties are bound, and the Corporation is not in violation of any material provision of any federal or state statute, rule or regulation applicable to the Corporation, which violation could result in a Material Adverse Effect individually or in the aggregate.

                           (k) Included in the Corporation Filings are the
Balance Sheet dated December 31, 2000 (the "2000 Balance Sheet") and Statements of Operation, Stockholders' Equity and Cash Flows for the year then ended (collectively, the "Financial Statements"), audited by KPMG LLP, independent certified public accountants of the Corporation, which Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Corporation as of the date of such financial statements and the results of its operations for the period covered thereby, subject only to the matters described in the accountant's report attached thereto. Also included in the Corporation Filings is the Unaudited Balance Sheet dated September 30, 2001 (the "Balance Sheet") and Statements of Operation, Stockholders' Equity and Cash Flows for the period from January 1, 2001 through September 30, 2001 (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements are in accordance with the books and records of the Corporation and present fairly the financial condition and results of operations of the Corporation, as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except that the Unaudited Financial Statements may not be in accordance with generally accepted accounting principles solely because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which, in the aggregate, will not be material.

                           (l) Since the date of the Balance Sheet and other
than as set forth in the Corporation's SEC filings and on Schedule 4.6(l) attached hereto, there has not been:

                                    (i) any damage, destruction or loss to any
property of the Corporation, whether or not covered by insurance, that has had or will have a Material Adverse Effect individually or in the aggregate;


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                                    (ii) any waiver by the Corporation of a
material valuable right or of a material debt owed to it;

                                    (iii) any satisfaction or discharge of any
lien, claim or encumbrance or payment of any obligation by the Corporation, except such a satisfaction, discharge or payment made in the ordinary course of business that is not material to the financial condition, operating results or business or prospects of the Corporation;

                                    (iv) any material change or amendment to a
material contract or arrangement by which the Corporation or any of its assets or properties is bound or subject;

                                    (v) any material change in any material
compensation arrangement or agreement with any present or prospective employee, contractor or director of the Corporation;

                                    (vi) any loan to any officer, director or
stockholder of the Corporation, other than advances in the ordinary course of business;

                                    (vii) any debt, obligation or liability
incurred, assumed or guaranteed by the Corporation, except for those that are immaterial in amount and for current liabilities incurred in the ordinary course of business;

                                    (viii) to the Corporation's knowledge, any
other event or condition of any character which would have Material Adverse Effect individually or in the aggregate; or

                                    (ix) any agreement by the Corporation to do
any of the foregoing.

                           (m) The Corporation has no material liabilities,
contingent, accrued, unaccrued, known, unknown or otherwise, that were not reflected in the Balance Sheet, except for liabilities incurred after the date thereof in the ordinary course of business that would not have a Material Adverse Effect individually or in the aggregate, and except for liabilities that would not be required to be accrued under GAAP.

                           (n) The Corporation has filed all federal, state,
local and foreign tax returns which have been required to be filed and has paid all taxes shown thereon and all assessments received by it to the extent that such taxes have become due and are not being contested in good faith, except where such failure to file tax returns or pay such taxes and assessments would not, individually or in the aggregate, have a Material Adverse Effect, and there is no tax deficiency which has been or would reasonably be expected to be asserted or threatened against the Corporation which would, individually or in the aggregate, if decided adversely could reasonably be expected to have a Material Adverse Effect.

                  4.7 INTELLECTUAL PROPERTY RIGHTS. Except as described in the Corporation Reports, the Corporation owns, is licensed to use or otherwise possesses adequate right to use the patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights


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and know-how, including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems, processes or procedures (collectively, the "Intellectual Property") reasonably necessary to carry on the business conducted by it, except to the extent that the failure to own, be licensed to use or otherwise possess adequate rights to use such Intellectual Property would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; except as described in the Corporation Reports, the Corporation has not received any notice of infringement of or conflict with, and the Corporation has no knowledge of any infringement of or conflict with, asserted rights of others with respect to its Intellectual Property which could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; except as described in the Corporation Reports, the discoveries, inventions, products or processes of the Corporation referred to in the Registration Statement and the Prospectus do not, to the Corporation's knowledge, infringe or conflict with any right or patent of any third party, or any discovery, invention, product or process which is the subject of a patent application filed by any third party, which infringement or conflict could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; except as described in the Corporation Reports, the Corporation is not obligated to pay a royalty, grant a license or provide other consideration to any third party in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how; and no third party, including any academic or governmental organization, possesses rights to the Intellectual Property which, if exercised would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect

         To the Corporation's knowledge, none of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with their duties to the Corporation or that would materially conflict with the Corporation's business as currently conducted or proposed to be conducted. To the Corporation's knowledge, it will not be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Corporation, except for inventions, trade secrets or proprietary information that have been assigned to the Corporation.

                  4.8 SECURITIES LAWS. In connection with the transactions contemplated hereunder, neither the Corporation nor anyone acting on its behalf has offered securities of the Corporation for sale to, or solicited any offers to buy the same from, or sold securities of the Corporation to, any person or organization, in any case so as to subject the Corporation, its promoters, directors and/or officers to any liability under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any state securities or "blue sky" law and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). The offer, grant, sale and/or issuance of the Shares, as contemplated by this Agreement, will not be in violation of the Securities Laws when offered, sold and issued in accordance with this Agreement.

                  4.9 TITLE TO PROPERTIES. Except as set forth on Schedule 4.9 attached hereto, the Corporation has good title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects except such as are described or referred to in the Corporation


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Reports or such as do not materially affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Corporation; and any real property and buildings held under lease by the Corporation are in good condition and repair and are held by it under valid, existing and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Corporation. Each such lease constitutes a valid and binding obligation of, and is enforceable in accordance with its terms against, the respective parties thereto. The Corporation does not own any real property.

                  4.10 INVESTMENTS IN OTHER PERSONS. Except as disclosed in the Corporation Reports, (a) the Corporation has not made any loan or advance to any person or entity which is outstanding on the date hereof, nor is it committed or obligated to make any such loan or advance, and (b) the Corporation has never owned or controlled and does not currently own or control, directly or indirectly, any subsidiaries and has never owned or controlled and does not currently own or control any capital stock or other ownership interest, directly or indirectly, in any corporation, association, partnership, trust, joint venture or other entity.

                  4.11 ERISA. Except as set forth in Schedule 4.11 attached hereto, the Corporation has not made and is not obligated to make contributions to any pension, defined benefit or defined contribution plans for its employees which are subject to the Federal Employee Retirement Income Security Act of 1974, as amended.

                  4.12 USE OF PROCEEDS. The net proceeds received by the Corporation from the sale of the Shares shall be used by the Corporation generally for the purposes set forth in Schedule 4.12 attached hereto.

                  4.13 PERMITS AND OTHER RIGHTS; COMPLIANCE WITH LAWS. The Corporation has all franchises, permits, licenses and other rights and privileges necessary to permit it to own its properties and to conduct its business as presently conducted, except where the failure to obtain such franchises, permits, licenses and other rights and privileges would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Corporation is in compliance in all material respects under each, and the transactions contemplated by this Agreement will not cause a violation under any of such franchises, permits, licenses and other rights and privileges, except for such noncompliance that would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Corporation is in compliance in all respects with all material provisions of the laws and governmental rules and regulations applicable to its businesses, properties and assets, and to the products and services sold by it, except for such noncompliance that would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect.

                  4.14 INSURANCE. The Corporation carries, or is covered by, insurance in such amounts and covering such risks as it reasonably believes in the judgment of its management is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.


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                  4.15 ENVIRONMENTAL MATTERS. The Corporation (i) is in
compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

                  4.16 SEC REPORTS. The Corporation has made available to the Investors its registration statement, and all amendments and exhibits thereto, filed with the Securities and Exchange Commission ("SEC") in connection with its initial public offering, and each other report, registration statement, proxy statement or information statement, including, without limitation, all reports required under the Exchange Act (the "34 Act Reports"), filed by it with the SEC under the Securities Laws since the effective date of that registration statement (the "Corporation Reports"). The Corporation has timely filed all such documents required to be filed by it with the SEC under the Securities Laws and, as of their respective dates, the Corporation Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein under the circumstances in which they were made not misleading. To the Corporation's knowledge, none of the Corporation Reports currently is the subject of any review or investigation by the SEC or any other government authority and there is no currently unresolved violation asserted by the SEC or any government authority with respect to any of the Corporation Reports.

                  4.17 LISTING. The Corporation's Common Stock is included in The Nasdaq National Market. The Corporation is in compliance with the terms of its listing agreement with The Nasdaq Stock Market, Inc. ("Nasdaq"), the Nasdaq Marketplace Rules and Nasdaq's standards for continued listing and has complied or will timely comply with such agreements and such Rules and standards in connection with the transactions contemplated by this Agreement. No proceeding is pending or, to the Corporation's knowledge, threatened relating to any unresolved violation of any of such items or delisting of the Corporation's Common Stock and the Corporation has no reason to believe that its Common Stock will not continue to be so listed.

         The Corporation understands that the foregoing representations and warranties shall be deemed material and to have been relied upon by each of the Investors. As used herein, the term "to the Corporation's knowledge" shall mean and include (a) with respect to matters relating directly to the Corporation and its operations, actual knowledge or that knowledge which a business person not acting negligently would have discovered in the management of his or her business affairs, and (b) with respect to external events or conditions, the actual knowledge, of the Corporation's President and Chief Executive Officer or its Chief Financial Officer.


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         SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS TO THE
CORPORATION.

         Each of the Investors, as to itself, represents and warrants to the Corporation severally and not jointly, as follows:

                           (a) The Investor will not sell or otherwise transfer
the Shares without registration under the Securities Act or applicable state securities laws or an exemption therefrom. The Investor acknowledges that neither the offer nor sale of the Shares has been registered under the Securities Act or under the securities laws of any state. The Investor represents and warrants that the Investor is acquiring the Shares for the Investor's own account, for investment and not with a view toward resale or distribution within the meaning of the Securities Act. The Investor has not offered or sold the Shares being acquired nor does the Investor have any present intention of selling, distributing or otherwise disposing of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstances in violation of the Securities Act. The Investor is aware that (i) the Shares are not currently eligible for sale in reliance upon Rule 144 promulgated under the Securities Act and (ii) the Corporation has no obligation to register the Shares purchased hereunder, except as provided in Section 2 of the Investor Rights Agreement.

                           (b) It is an "accredited investor" as such term is
defined in Rule 501(a) promulgated under the Securities Act.

                           (c) It agrees that the Corporation may place a legend
on the certificates delivered hereunder stating that the Shares have not been registered under the Securities Act, and, therefore, cannot be offered, sold or transferred unless they are registered under the Securities Act or an exemption from such registration is available.

                           (d) The execution, delivery and performance by it of
this Agreement have been duly authorized by all requisite action of it.

                           (e) It further understands that the exemptions from
registration afforded by Rule 144 and Rule144A (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

                           (f) It has such knowledge and experience in business,
financial and tax matters so as to enable it to understand and evaluate the merits and risks of the Investor's investment in the Common Stock and to make an informed investment decision with respect thereto. It has been afforded the opportunity during the course of negotiating the transactions contemplated by this Agreement to ask questions of, and to secure such information from, the Corporation and its officers and directors as it deems necessary to evaluate the merits and risks of entering into such transactions.

                           (g) If it is a natural person, it has the power and
authority to enter into this Agreement and the Investor Rights Agreement. If it is not a natural person, it is duly organized and validly existing and has the power and authority to enter into this Agreement and the Investor Rights Agreement and the signature of the party signing on behalf of such entity is binding upon such entity. Any Investor which is a corporation, partnership or trust represents that it has not been organized, reorganized or recapitalized specifically for the purpose of acquiring the securities of the Corporation.

                           (h) It has adequate net worth and means of providing
for its current needs and personal contingencies, and it is able to bear the substantial economic risk of an investment in the Common Stock for an indefinite period of time, has no need for liquidity in such investment and can afford a complete loss of its investment in the Corporation.

         SECTION 6.  CLOSING CONDITIONS.

                  6.1 ACKNOWLEDGMENT OF DELIVERIES; CONDITIONS PRECEDENT TO THE CLOSING. The several obligations of the Investors to purchase and pay for the Shares at the Closing are subject to the satisfaction of the following conditions precedent:

                           (a) All proceedings to have been taken and all
waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained, and all documents incidental thereto shall be satisfactory to each Investor and its counsel, and each Investor and its counsel shall have received copies (executed or certified, as may be appropriate) of all documents which such Investor or its counsel may reasonably have requested in connection with such transactions.

                           (b) Arnold & Porter, special counsel to the
Corporation, shall have furnished to the Investors their written opinion substantially in the form attached as Exhibit B hereto. (c) The representations and warranties of the Corporation contained herein shall be true and correct in all material respects on and as of the date of such Closing with the same force and effect as though such representations and warranties had been made on and as of such date.

                           (d) The Investor Rights Agreement in form and
substance attached hereto as Exhibit A shall have been executed by the Corporation.

                           (e) The Corporation shall have delivered to the
Investors a certificate or certificates, dated the Closing Date, of the Secretary of the Corporation certifying as to (i) the resolutions of the Corporation's Board of Directors authorizing the execution and delivery of this Agreement, the issuance to the Investors of the Shares, the execution and delivery of such other documents and instruments as may be required by this Agreement, and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of said date, and (ii) the name and the signature of the officers of the Corporation authorized to sign, as appropriate, this Agreement and the other documents and certificates to be delivered pursuant to this Agreement by either the Corporation or any of its officers.

                           (f) The Corporation shall have delivered to the
Investors a certificate or certificates, dated as of the Closing Date, of the President of the Corporation certifying as to the accuracy and completeness, in all material respects, of the representations and warranties made by the Corporation pursuant to this Agreement.

                           (g) The Corporation shall have delivered to the
Investors a certificate or certificates, dated as of the Closing Date, of the Chief Financial Officer of the Corporation certifying that since the date of the Unaudited Financial Statements, there has not been any material adverse change in the financial condition or operations of the Corporation.

                  6.2 CONDITIONS TO OBLIGATIONS OF THE CORPORATION. It shall be a condition precedent to the obligations of the Corporation hereunder to be performed at the Closing, as the case may be, as to each Investor severally, but not jointly, that the representations and warranties contained herein of each of the Investors hereunder shall be true and correct as of the date of the Closing with the same force and effect as though such representations and warranties had been made on and as of such date. In addition, the parties acknowledge that as of the date of this Agreement in connection with the Closing, each Investor has executed and delivered this Agreement and the Investor Rights Agreement.

         SECTION 7.  EXPENSES AND FEES.

         The Corporation agrees to pay, in connection with the preparation, execution, delivery, filing, administration, modification and amendment of this Agreement, the Investor Rights Agreement and the other documents to be delivered under this Agreement, all costs, expenses and transfer taxes incurred by the Investors in connection therewith, including the fees and out-of-pocket expenses of counsel for the Investors with respect thereto and with respect to advising the Investors as to their rights and responsibilities under this Agreement and the Investor Rights Agreement, as modified from time to time, which amount shall not exceed $50,000 in the aggregate. The Corporation further agrees that it will pay, and hold each of the Investors harmless from, any and all liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement and that it will similarly pay, and hold each of the Investors harmless from, all issue taxes in respect of the issuance of the Shares to each of the Investors.

         SECTION 8.  BROKERS OR FINDERS.

         The Corporation represents and warrants to each of the Investors, and each of the Investors, as to itself, represents and warrants to the Corporation, that no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Corporation or the Investors for any commission, fee or other compensation as a finder or broker because of any act or omission by the Corporation or the Investors or by any agent of the Corporation or the Investors.

         SECTION 9.  EXCHANGES; LOST, STOLEN OR MUTILATED CERTIFICATES.

         Upon surrender by any Investor to the Corporation of the Shares purchased or acquired by such Investor hereunder, the Corporation, at its expense, will issue in exchange therefor, and deliver to such Investor, a new certificate or certificates representing such Shares in such denominations as may be requested by such Investor. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing any Shares purchased or acquired by any Investor hereunder and, in case of any such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the Corporation, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Corporation, at its expense, will issue and deliver to such Investor a new certificate for such Shares as applicable, of like tenor, in lieu of such lost, stolen or mutilated certificate.

         SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 4 and 5 hereof shall survive the Closing indefinitely.

         SECTION 11. INDEMNIFICATION; BREACH OF REPRESENTATIONS AND WARRANTIES

         11.1 INDEMNIFICATION. With respect to any claims by third parties, the Corporation shall indemnify, defend and hold each of the Investors harmless against any and all liabilities, loss, cost or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from, relating to, or connected with the untruth, inaccuracy or breach of any statements, representations, warranties or covenants of the Corporation contained herein, including, but not limited to, all statements, representations, warranties or covenants concerning environmental matters. In connection with any claim for indemnification pursuant to this
Section 11, the Corporation shall have the right to assume the defense thereof with counsel mutually satisfactory to the Investors.

         11.2 BREACH OF REPRESENTATIONS AND WARRANTIES. With respect to any claim by the Investors against the Corporation for a breach of a representation, warranty, or covenant hereunder, the Corporation expressly agrees that the Investors are relying upon the truth and accuracy of each and every representation and warranty, and the Investors shall not be required to demonstrate reliance in connection with any such claim, provided that the Investors are able to demonstrate all other elements of the claim including, but not limited to, materiality and causation to the extent required.

         SECTION 12. REMEDIES.

         In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce their rights either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

         SECTION 13. SUCCESSORS AND ASSIGNS.

         Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Corporation and each of the Investors and the respective permitted successors and assigns of each of the Investors and the permitted successors and assigns of the Corporation. This Agreement and the rights and duties of the Investors set forth herein may be freely assigned, in whole or in part, by the Investors. Neither this Agreement nor any of the rights or duties of the Corporation set forth herein shall be assigned by the Corporation, in whole or in part, without having first received the written consent of the Investors holding 66 2/3% in voting power of the Shares.

         SECTION 14. ENTIRE AGREEMENT.

         This Agreement, together with the other writings referred to herein or delivered pursuant hereto which form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings, whether written or oral, with respect thereto.

         SECTION 15. NOTICES.

         All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

                            (i)     if to the Corporation, to:

                                    GenVec Inc.
                                    65 West Watkins Mill Road
                                    Gaithersburg, MD 20878
                                    Attention: Jeffrey W. Church
                                    Telecopier: (301) 632-0735

                                    with a copy to:

                                    Arnold & Porter
                                    555 Twelfth Street, NW
                                    Washington, DC 20004
                                    Attention: Richard E. Baltz
                                    Telecopier: (202) 942-5999

                            (ii)    if to Investors, as set forth on Schedule 1.

                                    with a copy to:

                                    McCarter & English, LLP
                                    Four Gateway Center
                                    100 Mulberry Street
                                    Newark, New Jersey  07012
                                    Attention: Jeffrey A. Baumel, Esquire
                                    Telecopier: (973) 624-7070

                  All such notices, requests, consents and other communications shall be deemed to have been received: (a) in the case of personal delivery, on the date of such delivery; (b) in the case of mailing, on the third business day following the date of such mailing; (c) in the case of overnight mail, on the first business day following the date of such mailing; and (d) in the case of facsimile transmission, when confirmed by facsimile machine report.

         SECTION 16. CHANGES.

         The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to a writing executed by a duly authorized representative of the Corporation and a majority in voting power of the outstanding Shares issued in connection herewith.

         SECTION 17. COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         SECTION 18. HEADINGS.

         The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         SECTION 19. NOUNS AND PRONOUNS.

         Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

         SECTION 20. SEVERABILITY.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 21. GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of laws rules thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   GENVEC, INC.

                                   By: /s/ Paul H. Fischer
                                      -----------------------------------------
                                      Paul H. Fischer, Ph.D.
                                      Title: President and Chief Executive
                                      Officer

                                   INVESTORS:

                                   HEALTHCARE VENTURES VI, L.P.

                                   By: HealthCare Partners VI, L.P.
                                           its General Partner


                                   By: /s/ Jeffrey B. Steinberg
                                      -----------------------------------------
                                      Jeffrey B. Steinberg
                                      Title:  Administrative Partner


                                   HEALTHCARE VENTURES V, L.P.

                                   By: HealthCare Partners V, L.P.
                                          its General Partner

                                   By: /s/ Jeffrey B. Steinberg
                                      -----------------------------------------
                                      Jeffrey B. Steinberg
                                      Title: Administrative Partner

                                   SCHEDULE 1


Investor                                                      Number of Shares

HealthCare Ventures V, L.P.                                   1,791,000
44 Nassau Street
Princeton, NJ  08542
ATTN: Jeffrey B. Steinberg

HealthCare Ventures VI, L.P.                                  1,791,000
44 Nassau Street
Princeton, NJ  08542
ATTN: Jeffrey B. Steinberg